EX - 99.28(h)(15)

FIFTH AMENDMENT TO EXPENSE LIMITATION AGREEMENT

This Fifth Amendment (the “Amendment”) to the Expense Limitation Agreement (the “Agreement”) dated February 28, 2012 by and between Century Capital Management Trust (the “Trust”), on behalf of Century Growth Opportunities Fund (the “Fund”), a series of the Trust, and Century Capital Management, LLC, the Fund’s investment adviser (the “Adviser”).

WHEREAS, the Trust and Adviser desire to amend Section 1 of the Agreement in order to amend the Limit on Operating Expenses and Section 3 of the Agreement in order to extend the term of the Agreement;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree that Sections 1 and 3 of the Agreement are hereby amended and restated as follows:

1.            LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to waive all or a portion of the advisory fees payable to it with respect to the Fund under the Advisory Agreement, and to reimburse the Fund for operating expenses that the Fund incurs to the extent necessary to ensure that the Total Annual Fund Operating Expenses (as used in Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”), or any successor form thereto (“Form N-1A”)) (exclusive of taxes, interest, brokerage commissions, acquired fund fees and expenses (as used in Form N-1A) and extraordinary expenses) do not exceed 0.99% of the Fund’s average daily net assets allocable to its Institutional Shares.

3.            TERM. Except with respect to Section 2 of the Agreement, the Agreement shall be effective until February 28, 2017 (the “Termination Date”). The Agreement shall automatically terminate upon the termination of the Advisory Agreement.

All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers effective as of October 1, 2015.

CENTURY CAPITAL MANAGEMENT TRUST,
on behalf of its series, Century Growth Opportunities Fund,

By:	/s/ Julie A. Smith
Name: Julie A. Smith
Title: Principal Financial Officer

CENTURY CAPITAL MANAGEMENT, LLC,

By:	/s/ Alexander L. Thorndike
Name: Alexander L. Thorndike
Title: Managing Partner